Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES PROMOTES KEY MERCHANDISING AND OPERATING EXECUTIVES

President and COO James C. Peters Departs Company

Pleasanton, California, February 8th, 2005 -- Ross Stores, Inc. (Nasdaq: ROST) today announced a new management structure designed to enhance decision-making and support the Company’s future growth objectives.  As part of today’s announcement, seven executives in operations and merchandising have been promoted.  James C. Peters, who served as President and Chief Operating Officer since 2000, has resigned from the Company and Board of Directors.  Michael Balmuth, Vice Chairman and Chief Executive Officer, has assumed the additional title of President.

Effective immediately:

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Gary L. Cribb, 40, has been named Executive Vice President and Chief Operations Officer.  He will direct store operations for both Ross Stores and dd’s DISCOUNTSSM and will also be responsible for the Company’s distribution function. Mr. Cribb joined Ross in 2002 as Senior Vice President, Store Operations.  From 1998 to 2002, he served as Senior Vice President of Sales and Operations for Staples, after holding various operational management positions in the prior decade with Office Depot, Marshalls and May Department Stores.

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Michael B. O’Sullivan, 40, has been appointed Executive Vice President and Chief Administrative Officer with responsibility for strategy, finance, information systems, human resources and legal. Before joining Ross in 2003 as Senior Vice President, Strategic Planning and Marketing, he spent 13 years as a partner with Bain & Company providing consulting services to retail, consumer goods, financial services and private equity clients.

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James S. Fassio, 50, has been promoted from Senior Vice President to Executive Vice President of Property Development, Construction and Store Design.  He has been instrumental in executing the Company’s real estate strategy since joining Ross as Vice President of Real Estate in 1988.

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Barry S. Gluck, 52, has been named Executive Vice President, Merchandising with continued responsibility for the Men’s business.  Marketing and Planning and Allocation will also now report to him.  Mr. Gluck joined Ross in 1989 and most recently was Senior Vice President and General Merchandise Manager.

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Barbara Levy, 49, also has been appointed Executive Vice President, Merchandising.  She will continue to direct the Ladies businesses, while also assuming additional responsibility for Accessories. Ms. Levy previously served as Senior Vice President and General Merchandise Manager since joining the Company in 1993.

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Barbara Rentler, 47, has been promoted from Senior Vice President to Executive Vice President, Chief Merchandising Officer of dd’s DISCOUNTSSM. She joined Ross in 1986 and has held several merchandise management positions including Senior Vice President and General Merchandise Manager during her tenure with the Company.

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Jennifer Williams, 39, has been named Senior Vice President and General Merchandise Manager with responsibility for Shoes, Lingerie and Children’s.  She has been with Ross since 1997 and most recently served as Group Vice President and Divisional Merchandise Manager.

All of these executives will report directly to Mr. Balmuth.

The Company also announced that Michael Wilson, 51, has rejoined Ross as Senior Vice President, Distribution and Transportation reporting to Mr. Cribb.  Mr. Wilson, a four-year veteran of Ross Stores before leaving in 2003, replaces Jeff Klingensmith, who has resigned from the Company.

“Ross Stores has grown significantly in recent years.  Our new, more focused management structure is expected to facilitate improved execution of our off-price strategies.  We will have narrower spans of control that are designed to improve our ability to manage the complexities that accompany our ongoing expansion,” said Mr. Balmuth.

“We are fortunate to have an experienced and highly skilled cadre of senior managers. Our actions today recognize their accomplishments and call on them to assume greater responsibility for driving growth and increasing shareholder value.  We have great confidence in their ability to do both,” Mr. Balmuth continued.

Regarding Mr. Peters, Mr. Balmuth said, “Jim has made many important contributions to the Company.  We thank him and wish him well in his future endeavors.”

Forward-Looking Statements: This press release contains forward-looking statements regarding the Company’s new management structure and its ability to facilitate improved execution of the Company’s off-price strategies to drive growth and increase shareholder value, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to successfully and quickly implement, integrate and correct difficulties in various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner, achieving and maintaining targeted levels of productivity and efficiency in its distribution centers, obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences for apparel or home-related merchandise, changes in geopolitical and general economic conditions, unseasonable weather trends, lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time. The Company does not undertake to update or revise these forward-looking statements.

Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with 2004 revenues of $4.2 billion.  As of year-end 2004, the Company operated 639 Ross stores in 26 states and Guam in addition to ten dd’s DISCOUNTSSM stores located in California.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTSSM features a more moderate assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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